Q4-06 Earnings Call

Exhibit 99.2

Jane Intro

Thank you, Yvonne.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter and year end earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q4-06 Earnings Call

John

Thank you Jane and good afternoon.

We released our fourth quarter and 2006 full year results a few minutes ago. For those who have seen the press release you will note we had another strong quarter and a satisfactory year overall.

By way of an agenda on today’s call, I will provide a few high level comments on the quarter and the year then let Jane take you through our quarterly and annual results in more detail. I will then discuss our priorities for 2007.

We finished 2006 with a strong quarter. Results for Q4 were excellent. Revenue at $76 million was up 31% over the fourth quarter of 2005 and 16% over the third quarter of 2006.

Net income at $2.1 million was up 49% and 83% over Q4 2005 and Q3 2006 respectively. At the same time, we lowered inventory levels by $6.9 million or 14% over Q3 2006.

Our revenue growth in the quarter came from a combination of increased volumes from long standing customers and increased revenue from newer customers. The effect of higher capacity utilization and cost containment of our overheads yielded solid margins – slightly above 10%.

Q4-06 Earnings Call

Despite lowering inventory, our working capital still remains too high. Jane and I will be discussing this issue in more detail through the course of this presentation.

Overall 2006 was the first year following the successful implementation of a transformation plan that took about twenty-four months to complete. Revenue for 2006 was $263 million up 15% from $228 million in 2005. This was the first time the Company increased revenue since the year 2000.

Net income at $10.5 million compares very well to the break-even position last year. Excluding $5.0 million of one-time items, net income of $5.5 million was the highest recorded by SMTC in its history as a public company.

Let me now turn this over to Jane for more colour on the quarter and the year.

Q4-06 Earnings Call

Jane

Thanks John.

We have had a great quarter and a great year. In 2006 we have consistently generated year over year and sequential quarterly revenue growth with a 15% overall growth rate; we recorded record profits for the year with industry leading margins. The only area we were dissatisfied with overall was cash generation, however we did see some improvement in Q4. Let me comment more fully on our results including a quarterly comparison to both Q3 and the same quarter last year, and a review of our annual results.

For the fourth quarter of 2006, the Company reported revenue of $76.1 million compared with revenue of $65.7 million for the third quarter of 2006 and $58.1 million in Q4 2005. That is a 16% improvement over Q3 and a 31% improvement over the same quarter last year. Growth in Q4 was supported by increased orders from the majority of our customers, some of which you may recall came from orders pushed out of Q3. We continue to see growth from new customers. In Q4, two new customers that we mentioned in Q3 began ramping production. One is in the industrial segment, the other in communications. Both are expected to add to our growth in 2007. In comparison to Q4 last year, eight of our top ten customers showed growth which more than offset the expected $7 million decline from the other two.

Q4-06 Earnings Call

Revenue distribution for the fourth quarter remained relatively stable compared to last quarter. The industrial segment remained unchanged at 66%, communications increased marginally from 19% to 20% while the computing and networking segment decreased marginally from 15% to 14%. Over the past year, we have seen an increase in our diversified industrial base and a reduction in our reliance on networking and computing. Our top ten customers accounted for 82% of the quarter’s total revenue compared with 85% last quarter.

For the year, revenue was $263 million compared to $229 million last year, an increase of 15%. Of our top 10 customers on an annual basis, only 1 showed a significant decline totaling $28 million which again was more than offset by over $50 million in increased business from four of our larger customers. This decline is for long-standing customer we have talked about for some time now, caused by a specific product going end of life. Of our top ten, one customer declined, one was relatively flat and eight grew.

Q4-06 Earnings Call

Gross margin for the quarter was $7.7 million or 10.1%, compared to 9% last quarter and 8.4% a year ago. Margins in Q4 benefited from higher revenue, the effect of increased plant utilization, leveraging other fixed costs and continued cost containment. Overall for the year, margins were 10.1% compared to 7.5% last year, for the same reasons as Q4. We expect margins will typically remain in the 9-10% range.

In the quarter, selling, general and administrative costs were $3.7 million or 4.8% of revenue, compared to $3.4 million or 5.1% of revenue last quarter. For the year, SG&A has increased from $13.1 million or 5.7% to $15.2 million or 5.8% in part due to higher variable compensation tied to Company performance. We expect SG&A costs typically will remain in the 5%-6% range, depending on revenues as the majority of these costs are relatively fixed.

Let me now talk to earnings for which we have delivered seven consecutive profitable quarters. Net income in Q4 was $2.1 million, or $0.14 per share compared with $6.1 million, or $0.41 per share for Q3, including one-time items totaling $5 million including a US tax refund, proceeds on a sale of surplus real estate, final proceeds from operations discontinued in 2002 and a net adjustment to restructuring; prior to these one-time items, Q3 net income was $1.1 million. Compared to last year, net income for Q4 was up 49% $700 thousand from $1.4 million to $2.1 million.

Q4-06 Earnings Call

For those who prefer to track our results on an EBITDA basis, EBITDA has continued to improve almost every quarter for the past 2 years. For Q4, EBITDA was $5.3 million compared to $3.6 million in Q3. On a percentage basis, Q4 EBITDA was 6.8% of revenue, ranking among the best of the industry. For the year, EBITDA was approximately $16 million. Our EBITDA calculation excludes one-time items.

The Company generated approximately $4.3 million in cash from operating activities before working capital and $1.2 million after investment in working capital in Q4. This was used largely to fund capital expenditures. The Company invested in capital expenditures for selected capacity expansion in Mexico in the quarter. Many of the sites are operating at close to capacity and we plan to add capacity in 2007. Of the Company’s $45 million revolving credit facility, $17 million was outstanding at the end of the quarter. Net debt at quarter end was virtually unchanged at $41.2 million. Last quarter, Wachovia increased our credit facility from $40 million to $45 million and added, within this facility a, $10 million term piece leveraging our Mexican assets including a plant we own. This has provided more financial flexibility in managing accounts payable to allow us to take advantage of certain discounts. Let me know turn to working capital.

Q4-06 Earnings Call

We have mentioned in the past that we were dissatisfied with inventory levels. While John stated last quarter that this would take a few quarters to resolve, we did see significant improvement in Q4. Inventory was reduced by $6.9 million to $42.8 million or 55 days compared to $49.7 million or 76 days in Q3, largely due to a 16% increase in shipments in Q4 and the effect of a number of other initiatives underway. While the inventory position has improved at the end of Q4, it will remain a focus on improvement.

Accounts receivable was $45.3 million or 55 days, relatively flat in absolute dollars compared to last quarter at $44.4 million or 62 days. The reduction in days is driven by improved collections as well as more consistent shipments through the quarter.

Accounts payable was $36.5 million or 50 days, compared with $45.3 million or 69 days in the third quarter of 2006. In Q3 we were extended terms with certain vendors. In Q4, we have been taking advantage of our new extended line of credit to make payments allowing us to take advantage of certain discounts with returns that more than cover cost of debt.

Q4-06 Earnings Call

On an annual basis, we generated $15.3 million in cash from operations before working capital compared to $7.3 million last year. After working capital, we invested $9.5 million in 2006. The major investment being in accounts receivable and inventory of $18.4 million and $9.6 million, respectively. Approximately half the increase in receivables is due to the 31% revenue increase at the end of 2006, the remainder is due largely to extending terming with certain customers. The quality of our receivables in essentially unchanged with our past due percent and allowance for doubtful accounts remaining relatively flat compared to last year. Inventory days, year over year, have remained flat at 57 days, the increase being the result of supporting higher revenue levels.

To conclude my comments today, we continue to produce growth and sustained profitability as we have said we would. We have taken steps to improve cash flow and expect improvement through 2007. We continue to see positive trends in the majority our diversified customers’ markets and believe we are well positioned for the future. Thanks to our customers, partners and employees for a solid performance in 2006.

Let me now turn the call back over to John.

Q4-06 Earnings Call

John

Thank you Jane.

Let me summarize.

Overall 2006 was an excellent year for SMTC. Solid revenue growth from highly supportive long standing customers and recent additions. Record earnings arising from top line growth, industry leading margins and leveraging site and general overheads. The only blemish in 2006 was working capital management which continues to be a major focus.

Turning to 2007, we thought it might be helpful to share with you our priorities for the year. First, we stated in the press release, we intend to continue to grow revenue at a double-digit pace and increase earnings at a higher rate through leveraging our cost structure. Our top line growth is expected to come from the same sources as in 2006 – long-standing customers, the ramp to full production of customers acquired in 2006 and new customer joining us this year. We intend to expand printed circuit board assembly capacity in our three PCBA sites to meet customer demand and provide flexibility and capacity for new business.

Unquestionably, a major goal this year is to be cash flow positive and to utilize these funds to repay debt. To achieve this we must improve our working capital

Q4-06 Earnings Call

position. Our focus will be on all three components of working capital- lower inventory levels, lowering accounts receivable and prudently extending short term liabilities.

We are proceeding with establishing a precision metal fabrication facility at our Chihuahua location to provide our Enclosures Systems customers with a lower cost alternative and to broaden our box build capability in Mexico.

In a low margin business cost control is critical. We will remain vigilant on costs and continue to drive efficiencies through our sites by maintaining high utilization rates and continuing with cost containment measures.

We are also planning to address debt financing to provide SMTC with greater financial capacity and flexibility.

Overall, we believe SMTC has never been better positioned for growth. We expect 2007 to be another strong year.

We will now open the lines for questions.